Exhibit (a)(5)(I)

Greenbriar Extends

Tender Offer for EDAC Technologies Corporation Until Tuesday, April 30, 2013

(RYE, NY April 23, 2013) – Greenbriar Equity Group LLC (“Greenbriar”) announced today that GB Aero Engine Merger Sub Inc., a wholly owned subsidiary of GB Aero Engine LLC and an affiliate of Greenbriar, has extended the tender offer for all outstanding shares of common stock of EDAC Technologies Corporation (“EDAC”) to 5:00 pm, New York City time, on Tuesday, April 30, 2013, unless further extended.

The tender offer was previously scheduled to expire at midnight, New York City time, on April 23, 2013. All other terms and conditions of the tender offer remain unchanged. The depositary for the tender offer has advised Greenbriar that, as of 4:30 pm, New York City Time, on April 22, 2013, stockholders of EDAC validly tendered approximately 1,831,269 shares of EDAC common stock (not counting as validly tendered, shares that were tendered through notice of guaranteed delivery and not actually delivered) representing approximately 34% of the EDAC shares outstanding.

The tender offer is being made in accordance with the previously announced Agreement and Plan of Merger, dated March 17, 2013, by and among GB Aero Engine LLC, GB Aero Engine Merger Sub Inc. and EDAC (the “Merger Agreement”). As previously announced, pursuant to the Merger Agreement, the tender offer was commenced on March 26, 2013 to acquire all of the outstanding shares of common stock of EDAC for $17.75 per share, net to the seller in cash without interest and less any required withholding taxes.

Stifel, Nicolaus & Company, Incorporated is serving as exclusive financial advisor and Robinson & Cole LLP is serving as legal counsel to EDAC Technologies Corporation. Kirkland & Ellis LLP is serving as legal counsel to Greenbriar Equity Group LLC.

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of EDAC.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995; including forward-looking statements regarding the anticipated acquisition of EDAC by an affiliate of Greenbriar. These forward-looking statements may be identified by words such as “plans,” “seeks,” “projects,” “expects,” “believes,” “may,” “anticipates,” “estimates,” “should,” and other similar expressions. Each of these forward-looking statements are subject to risks and uncertainties. Actual results or developments may differ materially from those, express or implied, in these forward-looking statements. There are a number of important factors that may cause differences between current expectations and actual results or developments, including risks and uncertainties associated with the anticipated acquisition of EDAC. These risks and uncertainties include, among others, uncertainties as to how many of EDAC’s shareholders will tender their shares pursuant to the tender offer, the risk that competing offers will be made, and the possibility that various closing conditions to the tender offer or the subsequent merger may not be satisfied or waived, and the risk that shareholder litigation in connection with the tender offer and subsequent merger may result in significant costs of defense, indemnification and liability. Other factors that may cause EDAC’s actual results or developments to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in EDAC’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” sections of EDAC’s periodic reports on Form 10-K and Form 10-Q filed with the SEC. All forward-looking statements in this announcement are qualified in their entirety by this cautionary statement. Unless required by law, EDAC does not undertake to update its forward-looking statements.

Notice to Investors

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. GB Aero Engine LLC and GB Aero Engine Merger Sub Inc. have filed a tender offer statement with the SEC, and have mailed an offer to purchase, forms of letter of transmittal and related documents to EDAC shareholders. EDAC has filed with the SEC, and has mailed to EDAC shareholders a solicitation/recommendation statement on Schedule 14D-9. These documents contain important information about the tender offer and shareholders of EDAC are encouraged to read them carefully.

These documents are available at no charge on the SEC’s website at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by EDAC by contacting our Information Agent, Georgeson, at telephone number (800) 223-2064 or Glenn L. Purple, at EDAC Technologies Corporation, at telephone number (860) 677-2603.

In addition to the offer to purchase, the related letter of transmittal and certain other offer documents, as well as the solicitation/recommendation statement, EDAC files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by EDAC at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. EDAC’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Contacts

EDAC Technologies Corporation

Glenn L. Purple

Vice President-Finance

860-677-2603

Greenbriar Equity Group LLC

Ross Lovern

Kekst and Company

212-521-4876